Exhibit 5.1

Barbara R. Mittman
Attorney at Law
551 Fifth Avenue, Suite 1601
New York, NY 10176
(212) 697-9500 (Telephone)
(212) 697-3575 (Telecopier)
counslers@aol.com (e-mail)

September 7, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:	PeopleString Corporation
Registration Statement on Form S-1
8,800,000 Shares of Common Stock

Ladies and Gentlemen:

I refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by PeopleString Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the “Commission”).

I have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on my examination mentioned above, I am of the opinion that the securities being sold pursuant to the Registration Statement, consisting of 8,800,000 shares of common stock issued to the Selling Shareholders are duly authorized, legally and validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my firm under “Legal Matters” in the related Prospectus.  In giving the foregoing consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Barbara R. Mittman, Esq.
___________________________________________
Barbara R. Mittman, Esq.